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                                                                     EXHIBIT 3.3

                                   FORM OF
                   CERTIFICATE OF DESIGNATION, PREFERENCES

                    AND RIGHTS OF SERIES A PREFERRED STOCK

                                       OF

                         SUMMIT HOLDING SOUTHEAST, INC.

         Summit Holding Southeast, Inc., a Florida corporation (hereinafter called the "Corporation"), hereby certifies as follows:

         FIRST: The Articles of Incorporation of the Corporation authorize the issuance of Five Million (5,000,000) shares of Preferred Stock, par value $10 per share ("Preferred Stock"), and further authorize the Board of Directors of the Corporation (the "Board of Directors"), by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any class or series of Preferred Stock into one or more classes or series, and without limiting the generality of the foregoing, to fix and determine the designation of each such class or series, the number of shares which shall constitute such class or series, such voting powers, and such preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof of the shares of each class or series so established.


         SECOND: The following resolutions authorizing the creation and issuance of a series of said Preferred Stock to be known as Series A Preferred Stock were duly adopted by the Board of Directors on the 20th day of November, 1996, in accordance with Section 607.0602 of the Florida Business Corporation Act.

         RESOLVED, that the Board of Directors, pursuant to authority vested in it by the provisions of the Articles of Incorporation of the Corporation, hereby authorizes the issue of a series of the Corporation's Preferred Stock, par value $10 per share, and hereby fixes the number, designation, preferences, rights, limitations and restrictions thereof in addition to those set forth in said Articles of Incorporation as follows:

                  1.       NUMBER AND DESIGNATION.

                  A series of the Corporation's Preferred Stock is designated as "Series A Preferred Stock" (the "Series A Preferred Stock") and the maximum number of shares of Series A Preferred Stock shall be One Million Seven Hundred and Fifty Thousand (1,750,000) and no more. The Corporation shall issue only whole shares, and shall not issue any fractional shares, of Series A Preferred Stock.

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                  2.       RANK.

                  The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank prior to all classes or series of equity securities of the Corporation, including the Corporation's common stock, no par value ("Common Stock"). All equity securities of the Corporation to which the Series A Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock, are collectively referred to herein as the "Junior Securities." The definition of Junior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities as the case may be. The Series A Preferred Stock shall be subject to the creation of Junior Securities.

                  3.       DIVIDENDS.

                           (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, out of funds legally available for the payment of dividends, cash dividends at the rate of four percent (4%) per annum. Such dividends shall cumulate from day to day whether or not declared by the Board of Directors but shall be payable only as and when declared by the Board of Directors; provided, however, that all cumulated but unpaid dividends shall be paid upon any redemption of the Series A Preferred Stock or Liquidation (as defined in Section 4 below) as set forth herein. Such dividends shall cumulate from the date of issue, whether or not the payment of such dividends is declared by the Board of Directors and whether or not there shall be funds of the Corporation legally available for the payment of such dividends. Each dividend for which payment is declared by the Board of Directors shall be payable to the holders of record of shares of the Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the date that is ten (10) days prior to any dividend payment date established by the Board of Directors (the "Record Date").



                           (b) Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulated dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any cumulated but unpaid dividends.



                           (c) So long as any shares of the Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (all such dividends,

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         distributions, redemptions or purchases being hereinafter referred to as a "Junior Securities Distribution") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities), unless in each case the full cumulated dividends on all outstanding shares of the Series A Preferred Stock shall have been paid or set apart for payment with respect to the Series A Preferred Stock.


                  4.       LIQUIDATION PREFERENCE.

                           (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), after payment or provision for payment of the debts and other liabilities of the Corporation, and before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of Series A Preferred Stock shall be entitled to receive $10 per whole share of Series A Preferred Stock (the "Liquidation Preference") plus an amount equal to all dividends cumulated and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the Liquidation Preference, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock if all amounts payable thereon were paid in full. For the purposes of this
         Section 4, no transaction that is included within the definition of "Business Combination" in Section 10 shall be deemed to be a Liquidation.



                           (b) After payment shall have been made in full to the holders of the Series A Preferred Stock, as provided in this Section
         4, any other series or class of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.



                           (c) Written notice of any Liquidation stating a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than thirty
         (30) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.


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                  5.       REDEMPTION.

                           (a) The Series A Preferred Stock shall be redeemable by the Corporation at any time and from time to time in whole or in part (but if in part, each such redemption shall be of no less than one hundred (100) shares on any one date), at the election of the Corporation by resolution of its Board of Directors, out of funds legally available therefor.



                           (b) The redemption price for any redemption of Series A Preferred Stock shall be the Liquidation Preference per whole share, together with an amount equal to all cumulated and unpaid dividends thereon to the date of redemption.



                           (c) Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the Florida Business Corporation Act) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided that no such issued and reacquired shares of Series A Preferred Stock shall be reissued or sold as Series A Preferred Stock.



                           (d) Notwithstanding the foregoing provisions of this
         Section 5, unless full cumulated cash dividends on all outstanding shares of Series A Preferred Stock shall have been paid or contemporaneously are paid or set apart for payment for all Dividend Periods terminating on or prior to the applicable redemption date, none of the shares of Series A Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless shares of Series A Preferred Stock are redeemed pro rata, provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Stock by conversion into or exchange for Junior Securities.


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                  6.       PROCEDURE FOR REDEMPTION.


                           (a) In the event that the Corporation shall elect to redeem fewer than all the outstanding shares of Series A Preferred Stock, the number of shares to be redeemed shall be determined by the Board of Directors or by a duly authorized committee thereof, and the shares to be redeemed shall be selected pro rata (with any fractional shares being rounded to the nearest whole share) as may be determined by the Board of Directors or by a duly authorized committee thereof.



                           (b) Notice of redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, mailed not less than thirty (30) days nor more than sixty (60) days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation on the tenth (10h) day preceding the date of such notice; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series A Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the redemption price specifying the amount of cumulated and unpaid dividends to be included therein; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to cumulate on such redemption date.



                           (c) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series A Preferred Stock so called for redemption shall cease to cumulate, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation or a duly authorized committee thereof shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

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                  7.       OFFER TO PURCHASE IN CONNECTION WITH CERTAIN
         BUSINESS COMBINATIONS.

                           (a) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not enter into a Business Combination or permit a Business Combination to occur unless the Corporation or some other Person shall have made an offer to purchase (a "Business Combination Purchase Offer") any or all of the outstanding shares of Series A Preferred Stock for cash at a purchase price equal to the Liquidation Preference plus an amount equal to cumulated and unpaid dividends to the date of purchase, and shall have consummated the purchase of all shares of Series A Preferred Stock properly tendered pursuant to such Business Combination Purchase Offer at the closing of such Business Combination in accordance with the procedures set forth in Section 8(b); provided that, the Corporation's obligation to make any payment in respect of a Business Combination Purchase Offer shall be subject to the prior payment of any amounts owed by the Corporation or any of its Subsidiaries for any indebtedness for borrowed money.



                           (b) At the commencement of a Business Combination Purchase Offer, a written notice (the "Business Combination
         Purchase Notice") of such Business Combination Purchase Offer shall be mailed to each holder of record of shares of Series A Preferred Stock addressed to such holder at its mailing address as shown on the records of the Corporation. The Business Combination Purchase Notice shall be accompanied by a copy of the most recently available report or other information regarding the Corporation required to be delivered to the holders of Series A Preferred Stock pursuant to
         Section 9 hereof, even if such report or other information has been previously mailed to such holder in accordance with Section 9 hereof. Each such Business Combination Purchase Notice shall contain all instructions and materials necessary to enable such holder of Series A Preferred Stock to tender its shares pursuant to the Business Combination Purchase Offer and shall state:



                               (i) that the Business Combination Purchase Offer is being made pursuant to this Section 7 and that all shares of Series A Preferred Stock properly tendered will be accepted for payment;

                               (ii) the parties to the Business Combination and the terms and timing of the Business Combination;

                               (iii) the Liquidation Preference;

                               (iv)  the date (the "Business Combination
         Purchase Date") on which the Corporation shall purchase shares duly tendered pursuant to the Business Combination Purchase Offer, and the amount of cumulated and


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         unpaid dividends on a share of Series A Preferred Stock to and including the Business Combination Purchase Date;



                               (v) that, unless the Corporation defaults in making the payment pursuant to the Business Combination Purchase Offer, any shares of Series A Preferred Stock accepted for payment pursuant to the Business Combination Purchase Offer shall cease to cumulate dividends after the Business Combination Purchase Date;



                               (vi) that any shares of Series A Preferred
         Stock not tendered or accepted for payment will continue to cumulate dividends at the Dividend Rate;


                               (vii) that stockholders electing to have shares purchased pursuant to the Business Combination Purchase Offer will be required to surrender the certificate or certificates representing such shares, together with a form entitled "Option of Stockholder to Elect Purchase" (or other appropriate form letter of transmittal) to be mailed to the holders with such Business Combination Purchase Notice, to the Corporation at the address specified in the Business Combination Purchase Notice prior to the close of business on the Business Day next preceding the Business Combination Purchase Date;


                               (viii) that each stockholder will be entitled to withdraw its election if the Corporation receives, not later than the close of business on the third Business Day next preceding the Business Combination Purchase Date (or such other later date as may be required by law), a letter executed with such formalities as the Corporation in its sole discretion deems reasonably appropriate or, at the Corporation's option, a telegram, telex or facsimile transmission, in each case setting forth the name of the stockholder, the number of shares of Series A Preferred Stock previously delivered for purchase and a statement that such stockholder does thereby withdraw its election to have such shares purchased;


                               (ix) that stockholders whose shares are
         purchased only in part will be issued a new certificate representing the unpurchased shares so surrendered; and

                               (x) such other information as the Corporation in its sole discretion deems appropriate.


                           (c) In the event of a material change in the parties to, or the terms or the timing of any Business Combination, the Corporation shall give the holders of the Series A Preferred Stock written notice in accordance with Section 7(b) describing such material change at least five (5) Business Days prior to the Business Combination Purchase Date (subject, with respect to such



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         five Business Day limitation, to any applicable law or regulation requiring a longer notice or waiting period).

                           (d) The Business Combination Purchase Date shall be a date occurring no earlier than twenty (20) Business Days and no later than forty (40) Business Days after the mailing of the Business Combination Purchase Notice (subject, with respect to such 40 Business Day limitation, to Section 7(c) and any applicable law or regulation requiring a longer notice or waiting period).


                           (e) On the Business Combination Purchase Date, the Corporation shall (i) accept for payment shares of Series A
         Preferred Stock properly tendered pursuant to the Business Combination Purchase Offer and (ii) set aside in a separate account, for the benefit of holders whose shares of Series A Preferred Stock are to be purchased, at a federally insured bank or savings institution doing business in the City of Orlando, Florida and having consolidated capital and surplus of not less than $50 million, money sufficient to pay the purchase price of all shares of Series A Preferred Stock so accepted. The Corporation shall promptly mail or deliver to the holders of Series A Preferred Stock so purchased payment in an amount equal to the purchase price and promptly mail or deliver to such stockholders a new certificate for Series A Preferred Stock representing the unpurchased shares surrendered. The Corporation shall publicly announce the results of the Business Combination Purchase Offer on or as soon as practicable after the Business Combination Purchase Date.


                  8.       VOTING RIGHTS.

                           (a) The holders of record of shares of Series A Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 8 or as otherwise provided by law.



                           (b) Without the written consent of a majority of the outstanding shares of Series A Preferred Stock or the vote of holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the holders of Series A Preferred Stock called for such purpose, the Corporation will not amend, alter or repeal any provision of the Articles of Incorporation (by merger or otherwise) so as to affect adversely the preferences, rights or powers of the Series A Preferred Stock; provided that any such amendment that changes the dividend payable on or the Liquidation Preference of the Series A Preferred Stock shall require the affirmative vote at a meeting of holders of Series A Preferred Stock called for such purpose or written consent of the holder of each share of Series A Preferred Stock.


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                           (c) Without the written consent of a majority of the
         outstanding shares of Series A Preferred Stock or the vote of holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of such holders called for such purpose, the Corporation will not issue any additional Series A Preferred Stock.



                           (d) In exercising the voting rights set forth in this
         Section 8, each share of Series A Preferred Stock shall have one vote per share, except that when any other series of Preferred Stock shall have the right to vote with the Series A Preferred Stock as a single class on any matter, then the Series A Preferred Stock and such other series shall have with respect to such matters one vote per $10 of stated Liquidation Preference. Except as otherwise required by applicable law or as set forth herein, the shares of Series A
         Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.


                  9.       REPORTS.


                  So long as the Series A Preferred Stock remains outstanding, the Corporation shall cause its annual reports to stockholders and any quarterly or other financial reports and information furnished by it to stockholders pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to be mailed to the holders of the Series A Preferred Stock (no later than the date such materials are mailed to the holders of the Corporation's common stock) at their addresses appearing on the books of the Corporation. If the Corporation is not required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, it shall cause its financial statements, including any notes thereto (and with respect to annual reports, an auditors' report by a nationally recognized firm of independent certified public accountants), to be mailed to the holders of the Series A Preferred Stock within one hundred twenty (120) days after the end of each of the Corporation's fiscal years and within sixty (60) days after the end of each of its first three fiscal quarters.


                  10.      GENERAL PROVISIONS.

                           (a) "Business Combination" means the consolidation or merger of the Corporation with or into any other Person, a share exchange in which the outstanding voting securities of the Corporation are exchanged for money, property or securities of any Person, or the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of the Corporation, in a single transaction or through a series of related transactions, to another Person or group of affiliated Persons or the entering into any such transaction or transactions by any Subsidiary of the Corporation if such transaction or

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         transactions in the aggregate would result in a sale of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis.

                           (b) "Business Day" means any day other than a Saturday, a Sunday, any day on which the New York Stock Exchange is closed or any other day on which banking institutions in New York, New York are authorized or required by law to be closed.

                           (c) "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or any and all equivalent ownership interests in a Person (other than a corporation).

                           (d) The term "outstanding," when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a Subsidiary thereof.

                           (e) "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                           (f) "Subsidiary" means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of 50% or more of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling Persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

                           (g) The headings of the Sections, subsections, clauses and subclauses of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.


         AND FURTHER RESOLVED, that, before the Corporation shall issue any shares of the Series A Preferred Stock, articles of amendment pursuant to Section 607.0602 of the Florida Business Corporation Act shall be made, executed, acknowledged, filed and recorded in accordance with the provisions of said Section 607.0602, and the proper officers of the Corporation are hereby authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes of and intent of this and the foregoing resolutions.


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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation to be signed in its name and on its behalf and attested on this _______ day of ________________, 1997 by duly authorized officers of the Corporation.

                                       SUMMIT HOLDING SOUTHEAST, INC.

                                       By:

                                          -------------------------------------
                                           William B. Bull
                                           President and Chief Executive Officer

ATTEST:

----------------------------------------
Russell L. Wall, Secretary

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